Gemini Reports Second Quarter 2026 Results

Gemini increased total revenue 37% YoY in Q2 2026, with a 149% YOY increase in services revenue highlighting increasingly diversified revenue amid a 38% YOY drop in exchange transaction revenue as crypto market remains soft
NEW YORK, August 13, 2026 – Gemini Space Station, Inc. (“Gemini,” the “Company,” “we,” or “us”) (NASDAQ: GEMI), a global crypto and markets platform, today announced financial results for the quarter ended June 30, 2026.

Total revenue grew 37% year-over-year to $45.5 million from $33.3 million. Notably, this revenue growth took place amid a softened crypto market, with a 38% year-over-year drop in exchange revenue from $20.2 million to $12.5 million. Services revenue led the way for this growth, with a 149% year-over-year increase from $9.5 million to $23.5 million.

Gemini also continued to realize the benefits of the cost optimization initiatives announced earlier in 2026. Operating loss improved by approximately $17.2 million, or 18%, sequentially, while total operating expenses declined 15% sequentially to $122.4 million from $144.5 million in the first quarter of 2026, reflecting lower restructuring costs, reduced stock-based compensation, and continued expense discipline across the business.

“While we still have work to do as a company, this quarter’s results reflect our ongoing efforts to reduce operating expenses while diversifying revenue,” said Tyler Winklevoss, CEO of Gemini. “Despite crypto market headwinds, we’re making significant strides towards building a more resilient company by developing multiple paths to revenue that are less sensitive to crypto market forces and reducing operating expenses.”

“The Gemini platform has changed more in the past nine months than it did in the past decade, most recently with the addition of commission-free stock trading in July,” said Cameron Winklevoss, President of Gemini. “We’re providing more ways than ever for customers to interact with our platform. People started by trusting us with their crypto, a new and emergent asset class, and now they are trusting us with equities, predictions, our credit card, and more.”

Second Quarter Results:

●Total revenue increased 37% year-over-year to $45.5 million, driven by strong growth in services revenue.
○Transaction revenue dropped 15% year-over-year from $20.8 million to $17.8 million, driven by a significant decline in crypto trading volumes amid challenging crypto market conditions.
■Exchange revenue decreased 38% year-over-year to $12.5 million, reflecting a softer crypto market, with total trading volume declining to $3.8 billion from $11.3 billion in Q2 2025.
■OTC revenue increased to $4.7 million from $0.6 million in Q2 2025, driven by higher institutional client activity, including several larger trades during the quarter and continued expansion of our electronic OTC (eOTC) platform.

■Prediction markets revenue was $0.5 million, reflecting a new, small and growing segment of transaction revenue.
○Services revenue and interest income increased 117% year-over-year to $26.0 million, driven primarily by credit card and staking revenue.
■Credit card revenue increased 231% year-over-year to $16.2 million. This increase was primarily driven by significant year over year growth in the Gemini Credit Card user base.
■Staking revenue increased 50% year-over-year to $4.0 million reflecting the continued expansion of our staking offerings, including building out in-house staking validator capabilities.
■Advisory fee revenue was $2.7 million, reflecting an advisory services agreement with a strategic customer entered into in Q3 2025.
■Custodial fee revenue was $0.6 million, dropping from $1.9 million in Q2 2025. This drop was due in part to a decrease in crypto asset prices and select institutional custody net outflows this year.
■Interest income was $2.4 million, roughly flat from Q2 2025.
●Total operating expenses increased 24% year-over-year to $122.4 million. The year-over-year increase was driven primarily by higher stock-based compensation associated with the Company's IPO and credit card-related costs reflecting the growing credit card portfolio. Despite the year-over-year increase, total operating expenses declined 15% sequentially from the first quarter of 2026, reflecting the benefits of the Company's cost optimization initiatives announced earlier in the year, including its February 2026 reduction in force and exits from international markets.
○Salaries and compensation increased 31% year-over-year to $48.2 million, reflecting $20.3 million in stock-based compensation. Without stock-based compensation, total salaries and compensation decreased by 20% to $27.9 million reflecting the benefits of the February 2026 reduction in force.
○Sales and marketing decreased 45% year-over-year to $8.8 million reflecting the Company's disciplined approach to discretionary marketing spending amid weaker crypto market conditions. Within sales and marketing:
■Marketing acquisition and brand spend decreased 99% year-over-year to $0.1 million, reflecting intentional reductions in discretionary marketing spend as the Company prioritized operating efficiencies and realizing the cost savings related to its restructuring activities in H1’26.
■Credit card rewards and promotional and referral incentives increased 33% year-over-year to $8.7 million, driven primarily by higher credit card crypto rewards tied to the significant growth in cardholders.
○Transaction losses increased from $3.6 million to $20.1 million year-over-year, primarily driven by a $16.1 million provision for credit losses on the credit card portfolio. The higher provision was impacted by an identity fraud event identified earlier in 2026. The Company initially established a $4.1 million discrete reserve during the first quarter of 2026 based on information available at that time. As the investigation progressed, additional fraud patterns and affected accounts were identified associated with the same Q1 origination cohort and the related accounts migrated into later-stage delinquency buckets during the second quarter. As a result, management updated its estimate of expected losses under the Company's CECL methodology. Managed credit card receivables grew to $219.6 million at quarter-end from $93.5 million a year ago. Based on its current analysis, management believes the elevated provision is concentrated within this identified fraud-related cohort and does not reflect broad-based deterioration in the underlying credit portfolio. The Company has implemented additional fraud detection and account monitoring measures this quarter in response to the identified activity.
○Technology expenses remained relatively flat year-over-year at $18.8 million, as increased infrastructure investments to support platform growth and new product launches were largely offset by cost optimization initiatives.
○General and administrative expenses increased 7% year-over-year to $20.6 million, driven by higher legal expenses.
●Operating loss improved 18% sequentially, marking the third consecutive quarter of improvement and reflecting continued operating leverage from the Company’s cost optimization initiatives.
●Net loss decreased 19% year-over-year to $107.7 million, compared to $133.2 million in Q2 2025.
●Net loss per share, basic and diluted, was $(0.89), compared to $27.08 in Q2 2025.
●Adjusted EBITDA decreased to $(74.0) million, compared to $(51.9) million in Q2 2025. The decrease was primarily attributable to market-driven realized and unrealized losses on bitcoin received in connection with the Company's May 2026 private placement following declines in bitcoin prices. The Company otherwise continued to benefit from revenue growth and improved operating leverage resulting from its cost optimization initiatives.
●Cash and cash equivalents totaled $188.6 million, compared with $252.2 million in Q4 2025.
●Monthly Transacting Users were up 11% year-over-year to 580,000.
●Assets on Platform were $8.4 billion as of Q2 2026, compared to $18.2 billion as of Q2 2025, reflecting lower crypto asset valuations relative to the elevated market levels in the prior year period and select institutional custody asset outflows.

Business Highlights
Gemini Launched Commission-Free Stock Trading To Build Financial Super App
●On July 7, 2026, Gemini announced the launch of stock trading with 0% commissions for United States customers in eligible states.
●Combined with our Designated Contract Market (DCM) and Derivatives Clearing Organization (DCO) licenses, which we secured in December 2025 and April 2026, respectively, this launch is another critical step on the company’s path to operating a full-stack regulated marketplace spanning multiple trading offerings, including spot crypto, prediction markets, derivatives, and now U.S. equities.

Gemini’s Derivatives Clearinghouse Is Now Live Following DCO Approval in April
•On August 4, 2026, Gemini’s derivatives clearinghouse went live, allowing Gemini to settle its own predictions contracts. This is part of Gemini’s plans to explore expanding its derivatives offering for U.S. customers to include crypto futures, options, and perpetual futures contracts or perps.
•This news follows the announcement that Gemini received its Derivatives Clearing Organization (DCO) license from the Commodity Futures Trading Commission (CFTC) on April 29, 2026. Gemini also received its Designated Contract Market (DCM) license from the CFTC in December 2025.

Gemini Predictions Continues To See Record Monthly Volumes Since April
●Gemini Predictions set a new monthly volume record in each month of the second quarter, with event contracts traded up 93% quarter-over-quarter. Cumulative contracts traded since the December 2025 launch surpassed 225 million.

●Gemini invested in marketplace liquidity and trader experience during the quarter, tripling the number of contracted market makers on Gemini Predictions, introducing new maker and taker incentive programs, and expanding market maker infrastructure with improvements to our Predictions API.
Conference Call
As previously announced, management will host a conference call tomorrow, August 14, 2026, at 8:30 a.m. E.T to discuss its Q2 2026 earnings results. The event will be webcast live via our investor relations website.
Call registration and webcast details are available on the Events page of our investor relations website https://investors.gemini.com/ ahead of the call. Following the call, a replay and transcript, as well as copies of Gemini’s earnings press release and earnings presentation, will also be available at https://investors.gemini.com/. The information on our website or accessible through our website is not incorporated or a part of this earnings release.

Gemini Space Station, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$188,618	$252,215
Restricted cash and cash equivalents	103,506	115,279
Customer custodial funds	454,717	527,354
Crypto assets held	331,048	439,622
Accounts receivable, net	24,425	30,887
Credit card receivables pledged, net	181,994	188,754
Prepaid expenses and other current assets	43,490	52,140
Total current assets	1,327,798	1,606,251
Software, property and equipment, net	13,242	15,083
Intangible assets, net	128,687	139,805
Other non-current assets, net	32,868	40,708
Total assets	$1,502,595	$1,801,847
Liabilities and Stockholders' Equity
Current liabilities:
Custodial funds due to customers	$454,588	$527,307
Accounts payable	6,221	2,647
Accrued expenses	37,081	42,679
Third party loans	75,016	75,151
Related party loans	258,765	403,931
Funding debt	147,382	154,374
Other current liabilities	42,664	34,315
Total current liabilities	1,021,717	1,240,404
Non-current liabilities:
Lease liabilities	12,571	20,570
Total non-current liabilities	12,571	20,570
Total liabilities	1,034,288	1,260,974
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.001 per share; 1,000,000 shares authorized; 52,238 and 42,329 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	54	43
Class B common stock, par value $0.001 per share; 100,000 shares authorized; 75,127 shares issued and outstanding as of June 30, 2026 and December 31, 2025	75	75
Preferred stock, par value $0.001 per share; 20,000 shares authorized, no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Treasury stock at cost; 1,303 and 284 shares as of June 30, 2026 and December 31, 2025, respectively	(572)	(568)
Additional paid-in capital	2,727,920	2,583,689
Accumulated other comprehensive income	785	887
Accumulated deficit	(2,259,955)	(2,043,253)
Total stockholders' equity	468,307	540,873
Total liabilities and stockholders' equity	$1,502,595	$1,801,847

Gemini Space Station, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Net revenue	$43,704	$32,797	$92,282	$67,914
Other revenue	1,771	492	3,465	697
Total revenue	45,475	33,289	95,747	68,611
Operating expenses:
Salaries and compensation	48,223	36,829	113,651	71,101
Technology	18,758	17,799	40,848	34,473
General and administrative	20,585	19,248	42,265	33,247
Transaction losses	20,147	3,553	31,237	7,683
Sales and marketing	8,818	16,122	27,889	25,158
Transaction processing	5,885	5,173	10,986	10,411
Total operating expenses	122,416	98,724	266,876	182,073
Operating loss	(76,941)	(65,435)	(171,129)	(113,462)
Other income (expense):
Realized and unrealized gain (loss) on crypto assets and receivable, crypto assets pledged	(60,720)	166,784	(161,697)	37,855
Realized and unrealized gain (loss) on related party crypto loans	35,671	(161,049)	125,753	(62,048)
Change in fair value on related party convertible notes	—	(9,424)	—	(17,611)
Change in fair value on related party loans	—	(38,773)	—	(94,320)
Interest expense on related party loans	(2,714)	(16,346)	(6,025)	(30,243)
Interest expense on third party loans	(1,809)	(3,265)	(3,601)	(6,493)
Interest expense on funding debt	(2,553)	—	(5,048)	—
Other income (expense), net	1,364	(5,628)	5,088	(1,090)
Total other income (expense), net	(30,761)	(67,701)	(45,530)	(173,950)
Net loss before income taxes	(107,702)	(133,136)	(216,659)	(287,412)
Income tax benefit (provision)	(22)	(76)	(43)	4,936
Net loss	$(107,724)	$(133,212)	$(216,702)	$(282,476)
Net loss per share attributable to common stockholders
Basic	$(0.89)	$(27.08)	$(1.82)	$(57.41)
Diluted	$(0.89)	$(27.08)	$(1.82)	$(57.41)
Weighted average shares outstanding - basic and diluted:	121,272	4,920	118,940	4,920
Net loss	$(107,724)	$(133,212)	$(216,702)	$(282,476)
Other comprehensive income (loss):
Foreign currency translation, net of tax	(408)	1,434	(102)	1,909
Change in fair value attributable to instrument-specific credit risk	—	(1,056)	—	3,271
Total other comprehensive income (loss)	(408)	378	(102)	5,180
Comprehensive loss	$(108,132)	$(132,834)	$(216,804)	$(277,296)

Gemini Space Station, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(216,702)	$(282,476)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	14,780	15,517
Impairment	1,327	—
Change in fair value on related party convertible notes	—	17,611
Change in fair value on related party loans	—	94,320
Realized and unrealized loss (gain) on crypto assets and receivable, crypto assets pledged	161,697	(37,855)
Realized and unrealized loss (gain) on related party crypto loans	(125,753)	62,048
Provision for transaction losses	31,237	7,683
Stock-based compensation	44,482	3,208
Crypto assets received as revenue	(4,695)	(12,169)
Crypto asset payments for expenses	19,926	12,987
Warrants received as revenue	(5,419)	—
Non-cash lease expense	3,199	2,436
Realized and unrealized loss (gain) on derivatives	(3,786)	920
Other operating activities, net	2,559	4,156
Changes in operating assets and liabilities:
Purchase of crypto assets	(37,694)	(73,626)
Disposal of crypto assets	27,190	150,065
Accounts receivable	(31,505)	(2,804)
Other assets	4,950	61,228
Accounts payable and accrued expenses	(13,626)	(12,779)
Payables due to related parties	(1,402)	29,557
Payables due to third parties	(533)	5,381
Payables due for funding debt	198	—
Lease liabilities	(4,229)	274
Other liabilities	27,922	(64,210)
Net cash used in operating activities	(105,877)	(18,528)
Cash flows from investing activities
Proceeds from disposal of crypto assets	25,084	76,460
Purchases of credit card receivables	(981,121)	(298,083)
Proceeds from repayments of credit card receivables	996,231	269,266
Capitalization of internally developed software costs	(1,619)	(1,598)
Purchase of software, property and equipment	(219)	(422)
Other investing activities, net	142	—
Net cash provided by investing activities	38,498	45,623
Cash flows from financing activities
Custodial funds due to customers, net of redemptions	(73,194)	(91,162)
Proceeds from related party loans	—	15,100
Proceeds from third party loan, net of discount	75,000	—
Proceeds from funding debt	844,970	—
Repayment of funding debt	(852,160)	—
Repayment of third party loans	(75,000)	—
Payment of withholding taxes on settlement of restricted stock units	(240)	—

Gemini Space Station, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2026	2025
Payment for tax withholdings related to net share settlements of equity awards	(4)	—
Net cash used in financing activities	(80,628)	(76,062)
Net decrease in cash, cash equivalents, restricted cash and cash equivalents	(148,007)	(48,967)
Cash, cash equivalents, restricted cash and cash equivalents, beginning of period	894,848	646,858
Cash, cash equivalents, restricted cash and cash equivalents, end of period	$746,841	$597,891

Cash, cash equivalents, restricted cash and cash equivalents consisted of the following:
Cash and cash equivalents	$188,618	$51,053
Restricted cash and cash equivalents	103,506	63,641
Customer custodial funds	454,717	483,197
Total cash, cash equivalents, restricted cash and cash equivalents	$746,841	$597,891

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$11,164	$1,798
Cash paid during the period for income taxes, net of refunds	530	410
Payments for operating lease liabilities	4,229	2,799

Supplemental schedule of non-cash investing and financing activities
Related party loans received in crypto assets	223,980	189,336
Repayments of related party loans denominated in crypto assets	241,991	56,159
Issuance of common stock in exchange for crypto assets	100,000	—
Credit card receivables returned as collateral for funding debt, net	(6,760)	—
Crypto assets returned as collateral for third party loans, net	—	(211)
Crypto asset collateral received for derivatives, net	(424)	14,273
Repayment of third party loan interest denominated in crypto	—	5,417
Change in fair value attributable to instrument-specific credit risk	—	3,271
Drawdown of related party loans (crypto in-transit)	—	10,085

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA (in thousands)	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26
Net loss	$(133,212)	$(159,514)	$(140,823)	$(108,978)	$(107,724)
Adjusted to exclude the following:
Provision for (benefit from) income taxes	76	(1,186)	135	21	22
Interest expense	19,611	22,816	10,782	7,598	7,076
Depreciation and amortization	7,662	7,672	7,534	7,482	7,298
Stock-based compensation expense	1,753	45,751	35,997	24,178	20,304
Impairment	—	—	650	—	—
Restructuring charges(1)	—	—	—	7,866	—
Non-recurring legal contingencies, settlements, and related costs	3,848	—	—	424	—
Change in fair value on related party convertible notes	9,424	8,178	—	—	—
Change in fair value on related party loans	38,773	24,989	—	—	—
Non-recurring gain related to conversion of convertible notes and term loans	—	—	(5,841)	—	—
Unrealized foreign exchange loss (gain)	190	(1,087)	(591)	1,484	(1,010)
Adjusted EBITDA	$(51,875)	$(52,381)	$(92,157)	$(59,925)	$(74,034)
__________________
(1) Includes impairment charges in connection with the restructuring of $1.3 million.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our operating results and financial position; anticipated future expenses, including our financial outlook, and investments; expectations relating to certain of our key financial and operating metrics; our business strategy and plans, including expectations related to our full-stack end-to-end marketplace and super app strategy; expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services and achieve customer adoption of them; our ability obtain applicable regulatory approvals; the success of any acquisitions or investments that we make; the possibility of adverse developments in pending litigation; the risk that the outcome of currently ongoing and potential future regulatory litigation and/or enforcement actions, as well as potential changes in federal or state law, could immediately or subsequently prevent us from offering, or continuing to offer, event contracts; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto price volatility; and general market, political, and economic conditions, including interest rate fluctuations, inflation, tariffs, instability in the global banking system, economic downturns, and other global events, including regional wars and conflicts and government shutdowns. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from anticipated results is included, or will be included, in our filings we make with the Securities and Exchange Commission from time to time, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Non-GAAP Financial Measures
Management believes that Adjusted EBITDA, which is a measure not presented in accordance with GAAP, provides investors with additional useful information in evaluating our performance. We use this non-GAAP measure internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of this non-GAAP measure provides investors with greater transparency with respect to our operating results and that this measure is useful for period-to-period comparisons of results. Management also believes that providing this non-GAAP measure helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters. We define Adjusted EBITDA as net income (loss), adjusted to exclude provision for (benefit from) income taxes, interest expense, depreciation and amortization, stock-based compensation expense, impairment, restructuring charges, non-recurring legal contingencies, settlement and related costs, change in fair value on related party convertible notes, change in fair value on related party loans, gain on conversion of convertible notes and term loans, and unrealized foreign exchange loss (gain). Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, on February 5, 2026, the Company announced its plans to wind down operations in the United Kingdom, European Union, other European jurisdictions, and Australia. As such, beginning with the quarter ended March 31, 2026, Adjusted EBITDA also excludes related restructuring charges, which primarily relate to workforce reductions, lease exit costs, and other actions taken to streamline our operations and that we believe are unusual in nature and/or infrequent in occurrence and are not indicative of our ongoing operating activities. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other non-GAAP measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as a tool for comparison. A reconciliation of Adjusted EBITDA is provided in this earnings release to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Key Performance Metrics

In addition to the measures presented in our unaudited condensed consolidated financial statements, management uses key performance metrics to help evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions. Our key performance metrics include MTUs, LTUs, Card Sign-Ups, Trading Volume, and Assets on Platform. Definitions of these key performance metrics can be found below:

•Monthly Transacting User: any retail or institutional user who has engaged in any revenue-generating activity or whose account otherwise generated revenue for the Company in the trailing thirty days. MTUs presented for a quarter represent the MTUs as of the last day of the respective quarter. MTUs presented as of the end of a year represent the MTUs as of the last day of that year.
•Lifetime Transacting User: LTUs represent the cumulative number of unique MTUs who have ever transacted on our platform and continue to maintain an open account, measured since inception.
•Card Sign-Ups: the cumulative number of approved applications for the Gemini Credit Card in the relevant period. Card Sign-Ups include customers who have been approved to open an account, regardless of whether they have subsequently activated or used their card or whether the account later remains open.
•Trading Volume: the total U.S. dollar equivalent value of spot matched trades transacted between a buyer and seller through our platform during the period of measurement.
•Assets on Platform: the total value of assets held on our platform and includes digital assets in custody, staking, and exchange products, user custodial fiat, and GUSD reserve assets.
For more information and a more detailed discussion of our Key Performance Metrics, refer to the filings that we make with the Securities and Exchange Commission from time to time, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.
Channels for Disclosure of Information

As a reminder, we announce material information to the public through filings with the SEC, the investor relations page on our website (investors.gemini.com), the blog on our website (www.gemini.com/blog), press releases, public conference calls, public webcasts, our X account (@gemini), and our LinkedIn page. The information disclosed in the foregoing channels could be deemed to be material information and we use these channels for complying with our disclosure obligations under Regulation FD. As such, we encourage investors, the media, and others to monitor the channels listed above and to review the information disclosed through such channels.

About Gemini

Gemini (NASDAQ: GEMI) is a global crypto and markets platform founded by Cameron and Tyler Winklevoss in 2014. Gemini offers a wide range of crypto and markets products and services for individuals and institutions. Gemini's simple, reliable, and secure products are built to unlock the next era of financial, creative, and personal freedom.

Contact

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Gemini Investor Relations
Email: investors@gemini.com

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Gemini Press Team
Email: press@gemini.com